FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

GLASS LEWIS RECOMMENDS THAT JOHNSON OUTDOORS
SHAREHOLDERS VOTE IN FAVOR OF PROPOSED MERGER

Racine, Wisconsin, March 14, 2005 – JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today announced that Glass Lewis & Co., a leading independent proxy advisory firm, has recommended that Johnson Outdoors shareholders vote FOR Johnson Outdoors’ proposed merger with JO Acquisition Corp. at the Company’s special shareholder meeting on March 22, 2005.

Glass Lewis & Co., is an analytical research and proxy advisory firm providing services to institutional investors. Its recommendation is consistent with that of Institutional Shareholder Services, which on March 2, 2005 recommended that shareholders of Johnson Outdoors vote in favor of the proposed merger.

In making its recommendation, Glass Lewis stated in its March 11, 2005 report:

“On balance, we believe that the proposed transaction warrants shareholder approval. We note that the board of directors appointed an independent special committee and conducted a rigorous negotiation with the Johnson family . . . We believe that the proposed consideration offers a substantial premium . . . Accordingly, we recommend that shareholders vote FOR this proposal.”*

As previously announced on October 29, 2004, the Board of Directors of Johnson Outdoors approved a definitive merger agreement with JO Acquisition Corp. under which JO Acquisition Corp. will acquire all of Johnson Outdoors’ outstanding shares for $20.10 per share in cash.  The transaction, if approved, is expected to be completed soon after the March 22, 2005 shareholder vote.

Under the terms of the all-cash offer of $20.10 per share, which represents a 21.2% premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to Johnson family’s initial $18.00 offer and a 53.7% premium to the 52-week average closing price prior to the February 20, 2004 announcement of the offer, Johnson Outdoors’ unaffiliated shareholders will receive guaranteed value for their investment.  As the Company noted in its definitive proxy statement that it recently mailed to its shareholders, the Board of Directors urges all shareholders who have not already done so to vote FOR the merger by mailing in their proxy cards TODAY.

* Permission to use quotation neither sought nor obtained.

Approval of the merger agreement requires, among other required votes, the affirmative vote of 66 2/3% of the votes entitled to be cast at the special meeting by shareholders other than members of the Johnson family and their affiliates or associates.  Accordingly, Johnson Outdoors urges shareholders, whether or not they plan to attend the special meeting in person, to sign, date and return the Company’s proxy card or to follow the instructions supplied on the proxy card for voting by telephone or via the Internet as soon as possible.  Johnson Outdoors shareholders who have questions or need assistance voting their shares may call Innisfree M&A toll free at (877) 825-8964 or collect at (212) 750-5833.

In its report issued today, Glass Lewis also recommended that shareholders vote to approve the proposal that would give Johnson Outdoors the authority to adjourn the special meeting of shareholders if there are not sufficient votes to approve the transaction and related items.

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky®  kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and UWATEC® dive equipment; and Eureka!® tents.

Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

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